Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports on the Alliant Energy Corporation financial statements and schedules, dated January 25, 2002 included in the Alliant Energy Corporation Form 10-K for the year ended December 31, 2001, and our report, dated June 1, 2001 included in the Alliant Energy Corporation Form 11-K for the year ended December 31, 2000, and to all references to our firm included in this registration statement on Form S-8.


/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
May 14, 2002